Exhibit 99.1

AITX Subsidiary RAD-R Set to Launch RADCam Version 15, Featuring Enhanced AI-Driven Package Protection and Smarter Home Security

Faster AI-Fueled Interactions, Improved Automation, and Smarter Monitoring Make RADCam the Most Advanced Home Security Solution Yet

Detroit, Michigan, February 14, 2025 - Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), along with its subsidiary Robotic Assistance Devices Residential, Inc. (RAD-R), today announced that home security will soon take a major leap forward. RADCam™ Version 15 brings smarter AI-driven monitoring, real-time package protection, and an interactive concierge that makes your home more secure and responsive. Traditional security cameras simply record events, leaving you to react after the fact. RADCam takes security to the next level by actively engaging, tracking deliveries, monitoring visitors, and providing instant updates in real time. If you're still relying on outdated cameras, you're missing out on the future of proactive security.

With Version 15, RADCam is smarter, faster, and more responsive than ever. New AI-powered package monitoring keeps an eye on deliveries, announcing when a package is under surveillance and detecting the moment it is removed. Concierge Mode has been refined for smoother, more natural interactions, ensuring visitors are greeted and engaged intelligently. Performance upgrades make RADCam more reliable, keeping your security system running even during Wi-Fi disruptions.

"This update makes RADCam an even more powerful security tool for homeowners," said Steve Danelon, President of RAD-R. "We are delivering a smarter, more intuitive experience that gives users greater control over their home security. With enhanced AI monitoring and seamless automation, RADCam has redefined what a security camera can do."

What's New in Version 15? Smarter, Faster, More Intelligent Security

RADCam continues to set the standard for interactive home security. The latest update introduces major enhancements that make it even more responsive and reliable.

• Advanced AI for Package Monitoring - Tracks deliveries with greater accuracy and announces when a package is under surveillance.

• Faster Package Analytics - Detects when a package is removed in record time.

• More Responsive Concierge Mode - Greets visitors naturally and adapts to real-time interactions.

• Upgraded Event Logs - Users can now see activity across all cameras at a glance.

• Stronger App Performance - Handles Wi-Fi disruptions more effectively, ensuring seamless operation.

• Auto-Naming for New Cameras - Eliminates confusion by assigning easy-to-read names to new devices.

"RADCam continues to exceed expectations, setting a new benchmark for what homeowners should expect from their security systems," said Steve Reinharz, CEO/CTO of AITX and RAD-R. "With every update, we are making RADCam smarter, faster, and more effective at protecting homes. I don't know of any home security camera that delivers this level of AI-driven interaction and reliability. Version 15 is another step toward our vision of security that truly works for people, not just records what happens."

Experience the Future of Home Security

RADCam Version 15 is expected to be released to all users February 19th, delivering the smartest and most responsive home security experience yet. Homeowners looking for more than just a recording device can upgrade to a system that actively protects, engages, and adapts to real-world situations. With AI-powered monitoring, enhanced reliability, and intuitive automation, RADCam is redefining security for the modern home.

For more information or to get a RADCam for your home, please visit www.radcam.ai.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz